Exhibit 99

July 17, 2003

MEDIA:	ANALYSTS:

Kim Ravenda Benjamin (330) 996-6287	Gary J. Elek (330) 384-7136

FirstMerit Reports Second Quarter 2003 EPS of $0.44

AKRON, Ohio — July 17, 2003 — FirstMerit Corporation (Nasdaq: FMER) today announced second quarter 2003 net income of $36.9 million, or $0.44 per diluted share. This compares to $38.3 million, or $0.45 per diluted share, for the first quarter of 2003 and $42.0 million, or $0.49 per diluted share, for the second quarter of 2002.

For the current quarter, returns on average common equity (“ROE”) and average assets (“ROA”) were 15.09% and 1.40%, respectively, compared with 15.98% and 1.46% for the first quarter of 2003, and 17.99% and 1.62% for the prior year quarter.

Commenting on the quarter, John R. Cochran, Chairman and Chief Executive Officer stated, “Although second quarter results were not robust, we are seeing encouraging signs of progress. Asset quality continues to improve, albeit at a slower pace than we anticipated. Charge offs and delinquencies are lower than the previous quarter, and we anticipate continued improvement as the year progresses. As we wait for the local economy to improve, FirstMerit is positioning itself for a rebound. We continue to focus on relationship banking and are expanding in new higher-growth markets and enhancing service in existing markets through the local placement of seasoned professionals through our Community Executive Program. We also continue to build our core deposit base, and now rank first in deposit market share in six of the counties we serve.”

Total revenue, which consists of net interest income, on a fully-tax equivalent basis, plus non-interest income less securities gains, was $150.5 million for the second quarter of 2003, a 0.7% increase from the $149.5 million reported in the previous-year quarter. Fully tax-equivalent net interest income declined 6.5% to $99.7 million from $106.6 million, reflecting the impact of a 35 basis point decline in the net interest margin to 4.06%, partially offset by a 1.5% increase in average earning assets to $9.8 billion. Mr. Cochran noted, “Loan demand is beginning to improve. However, the declining interest rate environment, combined with our selectivity in adding quality credits to the loan portfolio, resulted in lower levels of net interest income.”

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Non-interest income, net of securities gains, was $50.8 million in the second quarter of 2003, an increase of 18.5% from the $42.9 million reported in the year-ago quarter. Mr. Cochran continued, “We are pleased to post another quarter of strong gains in fee income, which reflects the progress we are making in broadening both business and household relationships. We’ve expanded our retail mortgage capabilities to support the strong demand we are experiencing throughout our Northeast Ohio and Pennsylvania markets, and we have been particularly successful broadening relationships with these mortgage customers.” Much of the fee increase is derived from higher loan sales and servicing income, which increased by $4.6 million from $1.1 million in the year-ago quarter; service charges on deposits, up 13.7%, and credit card fees, up 12.4%, also experienced strong growth.

Non-interest expense totaled $75.7 million for the 2003 second quarter, an 8.9% increase from the prior-year quarter. Salary and benefits expense, which resulted from merit raises, growth in commission income and rising benefits costs, rose 10.0% and accounted for approximately half of the increase in total non-interest expense. The remainder of the increase was spread across all major expense categories.

Non-performing assets declined from their year-ago high of $95.5 million to $88.3 million, or 1.23% of period-end loans plus OREO. They were unchanged from the first quarter. Mr. Cochran commented, “We are pleased at the reduction in our level of commercial delinquencies from last year. We view this as a positive sign.” Net charge- offs this quarter were $23.3 million, or 1.30% of average loans, down from $27.3 million in the linked quarter and a third-quarter 2002 high of $34.6 million, or 1.86% of average loans. As a result, the loan loss provision declined for the third consecutive quarter to $23.4 million, maintaining the allowance for loan losses at 1.66%, virtually unchanged from year-ago levels.

Assets at June 30, 2003 totaled $10.7 billion, a 1.4% increase from June 30, 2002. Growth in investment securities accounted for the increase, partially offset by a 2.1% decline in loans. The 2.1% decline in loans reflected higher mortgage prepayments, the planned liquidation of FirstMerit’s manufactured housing portfolio, and lower commercial lending volumes resulting from the weak Midwest economy; these were partially offset by a 5.5% increase in consumer lending, particularly home equity loans which rose 14.1% above last year’s second quarter.

Deposits totaled $7.8 billion at June 30, 2003, an increase of 0.7% over the year-ago quarter. Time deposits declined 14.9%, replaced by lower-cost core deposits, which increased 15.1%. Core deposits now account for 59.3% of deposits, compared to 51.9% last year.

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Shareholders’ equity was $990.1 million on June 30, 2003. FirstMerit’s capital position remains strong; average equity was 9.29% of average assets for the second quarter of

2003, compared to 9.00% for prior-year quarter. The quarterly common stock dividend of $0.25 per share represents a payout of 56.8% of net income. Period-end common shares outstanding were 84.5 million.

Second Quarter 2003 Highlights

FirstMerit Gains Leading Deposit Market Share Position in Two Additional Counties: The success of FirstMerit’s style of relationship banking is reflected in its growing share of deposits in Ashtabula County, OH and Lawrence County, PA. Based on deposits reported by the Federal Deposit Insurance Corp. (FDIC), FirstMerit Bank increased its rank to first place among all banks and thrifts in Ashtabula County and in Lawrence County. FirstMerit now holds the number one deposit market share position in six counties, in addition to operating the second largest branch network in Northeast Ohio.

FirstMerit Expands into High-Growth Markets: FirstMerit has targeted for expansion, communities with good growth potential and a strong level of commercial activity. During the second quarter, FirstMerit opened a full-service branch in Beachwood, Ohio and initiated efforts to expand into Tuscarawas County.

A Community Executive Program was also launched in March 2003 to more closely serve local communities poised for economic growth. The focused effort will be led by a community executive in each of the respective Communities (Ashland and Painesville, Ohio and New Castle, Pennsylvania), and enhances our relationship banking business model.

Pocket opportunities were also identified in Stark County. In response, FirstMerit appointed additional senior commercial and business bankers, increased local decision making responsibility and added financial services to better serve owner-managed businesses within Stark County.

All three initiatives are part of a continued effort to grow banking relationships with owner-managed and small and middle-market businesses, while capturing growth opportunities where FirstMerit already has strong brand awareness.

Financials and Conference Call Information available on our Website — Full financial statements are available at http://www.firstmerit.com/quarterlies. A conference call will be held July 17, 2003 at 10:00 AM Eastern Time (EDT). Call 1-800-865-2821 by 9:55 AM. No passcode is necessary. A replay will be available for ten business days beginning 12:30 PM July 17, 2003 through July 24, 2003, by dialing 1-800-642-1687, reservation number 1476562.

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FirstMerit Corporation is a diversified financial services company headquartered in Akron, Ohio, with assets of $10.7 billion as of June 30, 2003, and 158 banking offices in

22 Ohio and Western Pennsylvania counties. FirstMerit provides a complete range of banking and other financial services to consumers and businesses through its core operations. Principal wholly-owned subsidiaries include: FirstMerit Bank, N.A., FirstMerit Mortgage Corporation, FirstMerit Title Agency, Ltd., FirstMerit Credit Life Insurance Company, and FirstMerit Community Development Corporation.

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, continued softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

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